Exhibit 28(i)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Fund Counsel” in the Statement of Additional Information that is included in Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended, of PFM Multi-Manager Series Trust. This consent does not constitute a consent under Section 7 of the 1933 Act and in consenting to the use of our name and the reference to our Firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Stradley Ronon Stevens & Young, LLP

By:     /s/Jonathan M. Kopcsik

   Jonathan M. Kopcsik

Philadelphia, Pennsylvania

January 28, 2019